Exhibit 10.8

ANNUAL INCENTIVE PLAN

2014 Plan Year

Guidelines

KIRBY CORPORATION

January 2014

TABLE OF CONTENTS

Introduction	2

The Annual Incentive Plan	3

Plan Objectives	3

Performance Period	3

Eligibility	3

Individual Bonus Targets	4

Bonus Pool	4

Performance Goal; Maximum Awards	4

Additional Performance Measures	5

Business Group Designations and Weighting	5

Performance Standards for Recommended Awards	6

Example Calculation of Recommended Award	7

Administration	8

Introduction

Kirby Corporation (the “Company”) established this 2014 Annual Incentive Plan (the “Plan”) to focus employees on identifying and achieving business strategies that will grow the business and lead to an increase in stockholder value.  The Plan is also intended to reward superior performance by employees and their contributions toward achieving Kirby’s objectives.  This program may be offered, in whole or in part, to wholly owned subsidiaries of the Company, at the Company’s discretion.

Certain aspects of this Plan are complex.  Although these guidelines establish rules for Plan operation, those rules may not work in all cases.  Therefore, the Compensation Committee of the Kirby Board of Directors shall have the discretionary authority to interpret these guidelines to insure that the awards are consistent with the Plan’s purposes and the Company’s interests.  All decisions by the Compensation Committee shall be final and binding.

Unless resolutions of the Compensation Committee expressly provide otherwise, awards granted under the Plan shall constitute performance awards granted under Article IV of the Kirby Corporation 2005 Stock and Incentive Plan (as amended from time to time, the “Stock Plan”), and as such, shall be subject to the terms and provisions of the Stock Plan that apply to such performance awards.

This Plan, or any part thereof, may be amended, modified, or terminated at any time, without prior notice, by written authorization of (i) the Compensation Committee or (ii) the Chief Executive Officer of the Company; provided that the Plan may not be amended or modified in a manner that would cause an award that is intended to satisfy the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), to fail to satisfy the exception.

The Annual Incentive Plan

Each award granted under the Plan is an award for total Company and designated Business Group performance.  Awards are generally based on achieving the Company Performance Goal as well as additional Company, Business Group and individual performance objectives.  Once the Performance Goal is reached, participants in the Plan become eligible for a bonus.  The Bonus Pool is calculated as provided in the Plan.  The Compensation Committee may decrease the Maximum Award to any participant based on the recommended award amounts determined as provided in the Plan and/or on individual performance.

Plan Objectives

The Plan has five key objectives:

•	Provide an annual incentive plan that drives performance toward objectives critical to creating stockholder value.

•	Offer competitive cash compensation opportunities to key Kirby employees.

•	Award outstanding achievement by employees who can directly affect Kirby’s results.

•	Assist Kirby in attracting and retaining high quality employees.

•	Reflect both quantitative and qualitative performance factors in actual bonus payouts.

Performance Period

Performance is measured on a calendar year basis for the Plan.  The Performance Period begins on January 1, 2014 and ends on December 31, 2014.

Eligibility

•	Generally, managerial employees in salary grades 15 and above, and Kirby Inland Marine Wheelhouse employees classified as Captain, Relief Captain or Pilot, are eligible for participation. Selection for participation in the Plan is based upon each position’s ability to impact long-term financial results of the Company and designation by management. Consequently, some employees in positions at salary grades 15 and above might not be included in the Plan, and some employees in positions below salary grade 15 might be included.

•	In order to be eligible to receive an award, participants must be employed on the last day of the Performance Period, and on the date bonuses are actually paid for the Performance Period, unless their earlier termination is due to death, normal retirement[1] or disability[1]. If a participant’s employment is terminated after the last day of the Performance Period, but prior to the date of payment, for any reason other than death, normal retirement[1] or disability[1], the bonus the participant may otherwise have received will be distributed among other participants receiving annual incentive awards under the Plan. A “covered employee” as defined for purposes of Section 162(m) (a “Covered Employee”) is not eligible for the reallocated amounts.

•	Participation in the Plan in one year does not guarantee participation in similar plans in future years. Participants in the Plan or in similar plans in future years will be notified annually of their selection for participation.

Individual Bonus Targets

Each participant will be assigned a target bonus level defined as a percentage of base salary earned during the Performance Period.  This bonus target is based on competitive market practices, as well as the employee’s ability to impact long-term Company performance.  Market practices will be determined using data from either general industry, the marine transportation industry, or the diesel engine services industry, depending upon the individual position being considered.  The Company’s intent is that salary plus target annual bonus will  provide  competitive market compensation for target performance.

 Bonus Pool

The aggregate bonus pool for the Performance Period (the “Bonus Pool”) will be equal to the sum of the recommended bonus amounts determined for each individual participant based on the achievement by the Company of the three additional performance measures as provided in the Plan.  The Company will be obligated to pay out the full amount of the Bonus Pool to eligible participants, subject to the discretion of the Compensation Committee with respect to the allocation of the Bonus Pool among individual participants.  The obligation of the Company to pay out the full amount of the Bonus Pool becomes fixed on the last day of the Performance Period.  The Compensation Committee may determine the amount of the bonus paid to any participant based on the additional performance measures described in the Plan or any other criteria the Compensation Committee deems appropriate in its discretion, provided that in no event will a bonus paid pursuant to the Plan exceed the Maximum Award for any Covered Employee.

Performance Goal; Maximum Awards

The performance goal (the “Performance Goal”) that must be attained in order for any Plan participants to receive a bonus under the Plan is the achievement by the Company of net earnings for 2014 (as shown in Kirby’s audited Consolidated Statement of Earnings for 2014) greater than $1,000,000.  If the Company achieves the Performance Goal, the maximum bonus that each participant may receive under the Plan will be equal to 200% of the individual bonus target established for such participant (for each participant, the “Maximum Award”).  The Compensation Committee in its discretion may reduce the bonus paid to any participant to an amount less than the Maximum Award.

1 Normal retirement or disability as defined for shore based employees in the Company’s Profit Sharing Plan, and as defined for wheelhouse employees in the Vessel Pension Plan

Additional Performance Measures

In addition to the Performance Goal, the additional performance measures under the plan are:

•	EBITDA
•	Return on Total Capital
•	Earnings per share

Annual performance targets will be established for each measure based on Kirby’s projected budget, and each of the performance measures will have equal weight in calculating the recommended bonus payout for each participant.

Measure	Weight

■ EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)	33-1/3%

■ Return on Total Capital (Earnings before interest and taxes divided by average beginning and ending stockholders’ equity plus long-term debt)	33-1/3%

■ Earnings per Share	33-1/3%

100%

Business Group Designations and Weightings

The following business groups are designated for purposes of the Plan:
•	Kirby Inland Marine
•	Kirby Engine Systems
•	United Holdings
•	Kirby Offshore Marine

Kirby Ocean Transport Company and Osprey Line, LLC are considered part of the Kirby Inland Marine business group for purposes of the Plan.

In calculating actual versus target performance against the additional performance measures, the recommended award for Business Group employees will be primarily based on Business Group performance, with a defined portion based on Company performance.  The award for Corporate employees will be based on total Kirby performance.  Specific weightings are defined in the following table.

Calculation of Recommended Awards

	Incentive Bonus Calculation %
	Kirby (Company)	Business Group

All Corporate Employees	100%	0%

Business Group Employees	30%	70%

Business Group Presidents (Kirby Inland Marine, Kirby Engine Systems, United Holdings, Kirby Offshore Marine)	50%	50%

*For EVP, Engine systems, the weightings are 30% Company, 35% Kirby Engine Systems, 35% United Holdings

Performance Standards for Recommended Awards

Performance Level	Definition	Relationship to Budget	% of Target Earned

Threshold	Minimal acceptable performance for payout	80% of Budget	50%

Target	Expected performance at a stretch level	100% of Budget	100%

Maximum	Outstanding performance	120% of Budget	200%

Example Calculation of Recommended Award

	Performance Standards				Example Calculation
Performance Objectives	Below Threshold	Threshold	Target	Maximum	Assumed Actual Results (% Budget Achieved)	Percent of Target Award Earned	Objective Weight	Weighted Percent of Target Award Earned
Percent of Target Award Earned:	0%	50%	100%	200%

EBITDA (% Budget Achieved)	< 80%	80%	100%	120%	90%	75%	33-1/3%	25%

Return on Total Capital (% Budget Achieved)	< 80%	80%	100%	120%	110%	150%	33-1/3%	50%

Earnings per Share (% Budget Achieved)	< 80%	80%	100%	120%	100%	100%	33-1/3%	33.3%

		Recommended Award as a Percent of Target Award						108.3%

■	As shown in the table, actual performance on each objective results in a corresponding percent of target award earned.

■	The percents of target award earned for each objective are then multiplied by the weight for the objective, producing a weighted percent of target award earned for each objective.

■	The weighted percents of target award earned for all three additional performance measures are summed to produce a total percent of target award earned for purposes of calculating the recommended awards for a participant.

■	The Compensation Committee shall allocate the Bonus Pool among eligible participants. In allocating the Bonus Pool, the Compensation Committee shall consider, but shall not be bound by, the recommended award for each participant.

■	The Compensation Committee has discretion to modify the additional performance measures or adjust the calculation of the recommended awards to adjust for acquisitions, divestures, and other material business events.

Administration

Award Payout
A participant’s final award is paid out in cash within 90 days following the end of the Company’s fiscal year, based on audited financials.  No payment shall be made to a participant who is a Covered Employee until the Compensation Committee certifies that the performance objectives that result in such payment have been achieved.

Eligibility Limitation
Unless otherwise provided for in the Plan, participants must be employed by the Company on the last day of the Performance Period, and on the date bonuses are actually paid for the Performance Period, in order to be eligible to receive a bonus award.

Special Circumstances
Listed below are guidelines addressing payment of awards upon termination and other events.  The Compensation Committee will have the sole authority to resolve disputes related to Plan administration.  Decisions made by the Compensation Committee will be final and binding on all participants.

New Employees.  New employees hired after the beginning of a Performance Period who are selected for participation in the Plan, will receive prorated awards for the then current Performance Period, subject to the Termination of Employment restrictions.

Termination of Employment.  If employment terminates before the end of the full Performance Period, or before the date bonuses are actually paid for the Performance Period, as a result of death, normal retirement2, or disability2, the participant (or the participant’s heirs) will be entitled to receive a prorated award at the end of the Performance Period, based upon actual performance and base wages earned while employed during the Performance Period.

If employment terminates prior to the last day of the Performance Period, or prior to the date bonuses are actually paid for the respective Performance Period, for any reason other then death, normal retirement2, or disability2, the participant will be ineligible to receive an award.

Transfer.  A participant who is transferred between business units of the Company will be entitled to receive a weighted award based upon the time spent at each of the units.  The weighted award is based on a recommended award calculated by adding (1) the participant’s prorated recommended award for time spent at the first business unit, to (2) the participant’s prorated recommended award for time spent at the second business unit3.

Promotions.  A participant who is promoted or reassigned during any Performance Period, and whose bonus target is subsequently increased or decreased, will be eligible to receive a weighted award.  The weighted award will be based on a recommended award calculated by adding (1) the prorated recommended award for service before the promotion or reassignment, to (2) the prorated recommended award for service after the promotion or reassignment3.

Compensation Committee
The Compensation Committee has the responsibility for the overall governance and administration of the Plan.  In fulfilling its duties, the Compensation Committee will be responsible for interpreting the Plan and will rely on these guidelines in making all determinations that are necessary or advisable for administration of the Plan.

In administering the Plan the Compensation Committee will, on an annual basis:

•    Approve the designation of Business Groups within the Company
•	Approve the Performance Goal
•	Approve the additional performance measures and the Threshold, Target and Maximum budget performance levels for all participants for purposes of calculating recommended awards
•	Approve linkage for participants to Company and Business Group performance
•	Approve the individual bonus targets for all participants whose salaries are at or above $100,000
•	Determine at its discretion reductions to the Maximum Awards for participants
•	Approve the final bonuses to be paid to all participants in the Plan
•	Certify whether the Performance Goal has been satisfied prior to payment of an award to a Covered Employee.

The Compensation Committee may deviate from the guidelines for the Plan, but in no event will a bonus paid pursuant to the Plan exceed the Maximum Award for any Covered Employee.  The Compensation Committee may decrease the bonus payable to any participant below the Maximum Award based on such objective or subjective criteria as the Compensation Committee deems appropriate in its discretion.  The total amount of the bonuses paid to participants pursuant to the Plan may not exceed the amount of the Bonus Pool.  The performance objectives of Covered Employees may only be adjusted as permitted under Section 162(m) or the regulations thereunder.

2 Normal retirement or disability as defined for shore based employees in the Company’s Profit Sharing Plan, and as defined for wheelhouse employees in the Vessel Pension Plan.
3 Company and Business Group performance factors are calculated using performance for the entire Performance Period.

Chief Executive Officer (“CEO”)
The CEO will have primary responsibility for recommending Plan guidelines to the Committee, and for carrying out the administrative duties associated with annual award calculations.  In addition, the Compensation Committee may delegate additional administrative duties to the CEO or any Company officer.  The CEO may make recommendations, subject to Compensation Committee approval, with respect to the award to any participant in the Plan .

Chief Financial Officer (“CFO”)
The CFO will be responsible for calculating performance under the Plan and recommending adjustments to the performance objectives.  In this capacity, the CFO will:

•	Provide annual reports to the Compensation Committee and the CEO on each Business Group’s performance at the end of the Company’s fiscal year
•	Maintain a financial information system that reports results on an estimated quarterly and annual basis
•	Coordinate with the Company’s auditors to properly recognize any accounting expense associated with awards under the Plan
•	Provide the VP of Human Resources with the performance results of each Business Group as well as overall Company performance
•	Calculate new Threshold, Target and Maximum performance objectives as required by the Plan for purposes of determining recommended awards

VP of Human Resources
The VP of Human Resources will have primary responsibility for the day-to-day administration of the Plan.  In this capacity, the VP of Human Resources will:

•	Develop and recommend Target Award Guidelines and eligible participants for each new Performance Period to the CEO for approval
•	Coordinate communications with participants, including materials to facilitate understanding the Plan’s objectives and goals
•	Provide quarterly performance updates to Plan participants
•	Calculate participants’ recommended awards, using the performance factors provided by the CFO
•	Process paperwork approving individual award payments

Business Group Presidents and Vice Presidents
Business Group Presidents and Vice Presidents will:

•	Recommend participants for each Performance Period
•	Coordinate with the CFO to determine any significant changes in business conditions for purposes of reviewing the Threshold, Target and Maximum performance objectives for purposes of calculating recommended awards
•	Insure that participants are informed of the actual award earned for each Performance Period